Exhibit 99.2

Prospectus supplement summary

Overview

We are a biopharmaceutical company focused on the discovery, clinical development and commercialization of innovative, small molecule drugs that address underserved medical needs primarily in neuropsychiatric and neurological disorders by targeting intracellular signaling mechanisms within the central nervous system, or CNS. In December 2019, we announced that CAPLYTATM (lumateperone) has been approved by the U.S. Food and Drug Administration, or FDA, for the treatment of schizophrenia in adults (42mg/day). We expect to initiate the commercial launch of CAPLYTA late in the first quarter of 2020. In support of our commercialization efforts we expect to employ a national sales force consisting of approximately 240 sales representatives. We anticipate that, at the time of launch, CAPLYTA will be priced in line with other currently marketed branded antipsychotics indicated for the treatment of schizophrenia. As used herein, “CAPLYTA” refers to lumateperone approved by the FDA for the treatment of schizophrenia in adults, and “lumateperone” refers to, where applicable, CAPLYTA as well as lumateperone for the treatment of indications beyond schizophrenia.

Lumateperone is also in Phase 3 clinical development as a novel treatment for bipolar depression. Our lumateperone bipolar depression Phase 3 clinical program currently consists of two monotherapy studies and one adjunctive study. In addition, in the first quarter of 2020 we expect to initiate an additional Phase 3 study, Study 403, evaluating lumateperone as monotherapy in the treatment of major depressive episodes associated with Bipolar I or Bipolar II disorder. On July 8, 2019, we announced topline results from our first monotherapy study, Study 401, conducted in the U.S., and our second monotherapy study, Study 404, conducted globally, evaluating lumateperone as monotherapy in the treatment of major depressive episodes associated with Bipolar I or Bipolar II disorder. In Study 404, lumateperone 42 mg met the primary endpoint for improvement in depression as measured by change from baseline versus placebo on the Montgomery-Åsberg Depression Rating Scale, or MADRS, total score (p<0.0001; effect size = 0.56). Study 401 tested two doses of lumateperone, 42 mg and 28mg along with placebo. In this trial, neither dose of lumateperone met the primary endpoint of statistical separation from placebo as measured by change from baseline on the MADRS total score. There was a high placebo response in this trial. Lumateperone was generally well-tolerated in both bipolar depression studies, with a favorable safety profile. The rates of discontinuation due to treatment emergent adverse events for both doses of lumateperone were low. We are currently evaluating our strategy with regards to submitting our new drug application, or NDA, to the FDA for regulatory approval for bipolar depression. Our global study evaluating adjunctive lumateperone in bipolar depression (Study 402) is ongoing and we anticipate reporting topline results from this study in mid-2020.

In the second quarter of 2016, we initiated Phase 3 development of lumateperone for the treatment of agitation in patients with dementia, including Alzheimer’s disease, or AD. Our ITI-007-201 trial was a Phase 3 multi-center, randomized, double-blind, placebo-controlled clinical trial in patients with a clinical diagnosis of probable AD and clinically significant symptoms of agitation. In the fourth quarter of 2018, an independent data monitoring committee, or DMC, completed a pre-specified interim analysis of the ITI-007-201 trial, and concluded that the trial was not likely to meet its primary endpoint upon completion and therefore recommended the study should be stopped for futility. As a result, we determined to discontinue the ITI-007-201 trial. Lumateperone was generally well tolerated in the ITI-007-201 trial and the decision to discontinue the study was not related to safety. We are analyzing the data set from this trial and will determine the next steps in our program following completion of this analysis.

We are also pursuing clinical development of lumateperone for the treatment of additional CNS diseases and disorders. We believe lumateperone may have utility for treating agitation, aggression and sleep disturbances in diseases that include dementia, AD, Huntington’s disease and autism spectrum disorders. At a dose of 42 mg, lumateperone has been shown effective in treating the symptoms associated with schizophrenia, and we believe this higher dose range may merit further investigation for the treatment of bipolar disorder, depressive disorders and other neuropsychiatric diseases.

Within the lumateperone portfolio, we are also developing a long-acting injectable formulation to provide more treatment options to patients suffering from mental illness. Given the encouraging tolerability data to date with oral lumateperone, we believe that a long-acting injectable option, in particular, may lend itself to being an important formulation choice for patients.

We may investigate the use of lumateperone, either on our own or with a partner, as a treatment for agitation, aggression and sleep disturbances in additional diseases that include autism spectrum disorders, depressive disorder, intermittent explosive disorder, non-motor symptoms and motor complications associated with Parkinson’s disease, and post-traumatic stress disorder. We hold exclusive, worldwide commercialization rights to lumateperone and a family of compounds from Bristol-Myers Squibb Company pursuant to an exclusive license.

We have a second major program called ITI-002 that has yielded a portfolio of compounds that selectively inhibit the enzyme phosphodiesterase type 1, or PDE1. PDE1 enzymes are highly active in multiple disease states and our PDE1 inhibitors are designed to reestablish normal function in these disease states. Abnormal PDE1 activity is associated with cellular proliferation and activation of inflammatory cells. Our PDE1 inhibitors ameliorate both of these effects in animal models. We intend to pursue the development of our phosphodiesterase, or PDE, program, for the treatment of several CNS and non-CNS conditions with a focus on diseases where excessive PDE1 activity has been demonstrated and increased inflammation is an important contributor to disease pathogenesis. Our potential disease targets include heart failure, immune system regulation, neurodegenerative diseases, and other non-CNS disorders. ITI-214 is our lead compound in this program. We believe ITI-214 is the first compound in its class to successfully advance into Phase 1 clinical trials. Following the favorable safety and tolerability results in our Phase 1 program, we initiated our development program for ITI-214 for Parkinson’s disease and commenced patient enrollment in the third quarter of 2017 in a Phase 1/2 clinical trial of ITI-214 in patients with Parkinson’s disease to evaluate safety and tolerability in this patient population, as well as motor and non-motor exploratory endpoints. In the fourth quarter of 2018, we announced that the Phase 1/2 clinical trial of ITI-214 has been completed and topline results demonstrated ITI-214 was generally well-tolerated with a favorable safety profile and clinical signs consistent with improvements in motor symptoms and dyskinesias. In addition, in the first quarter of 2018, the investigational new drug application, or IND, went into effect for ITI-214 for the treatment of heart failure. Clinical conduct of the first clinical study in this program, a randomized, double-blind, placebo-controlled Phase 1/2 study of escalating single doses of ITI-214 to evaluate safety and hemodynamic effects in patients with systolic heart failure, is ongoing and we anticipate reporting topline results from this study in the first half of 2020.

Our pipeline also includes preclinical programs that are focused on advancing drugs for the treatment of schizophrenia, Parkinson’s disease, AD and other neuropsychiatric and neurodegenerative disorders. We are also investigating the development of treatments for disease modification of neurodegenerative disorders and non-CNS diseases, including our ITI-333 development program. ITI-333 is designed as a potential treatment for substance use disorders, pain and psychiatric comorbidities including depression and anxiety. There is a pressing need to develop new drugs to treat opioid addiction and safe, effective, non-addictive treatments to manage pain. Preclinical safety studies with ITI-333 are currently ongoing and we expect to initiate a clinical program in the first half of 2020.

We have assembled a management team with significant industry experience to lead the discovery, development and potential commercialization of our product candidates. We complement our management team with a group of scientific and clinical advisors that includes recognized experts in the fields of schizophrenia and other CNS disorders.

Our therapeutic pipeline

Our strategy

Our goal is to discover, develop and commercialize novel small molecule therapeutics for the treatment of CNS diseases and other diseases in order to improve the lives of people suffering from such illnesses. Using our key understanding of intracellular signaling, we seek to accomplish our goal, using our in-house expert drug discovery and clinical development teams, in two ways:

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we seek to have the capability to develop first-in-class medications with novel mechanisms that have the potential to treat CNS diseases and other diseases for which there are no previously marketed drugs; and

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we seek to develop drugs that either can differentiate themselves in competitive markets by addressing aspects of CNS diseases and other diseases which are not adequately treated by currently marketed drugs or can be effective with fewer side effects.

The key elements of our strategy are to:

•	initiate the commercialization of CAPLYTA, which has been approved by the FDA for the treatment of schizophrenia in adults, in the United States;

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complete the development of lumateperone for additional neuropsychiatric indications, such as bipolar disorder, behavioral disturbances in dementia, including AD, residual symptoms in schizophrenia and MDD;

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expand the commercial potential of lumateperone by investigating its usefulness in additional neurological areas, such as autism spectrum disorder, and in additional neuropsychiatric indications, such as sleep disorders associated with neuropsychiatric and neurological disorders;

•	continue to develop PDE inhibitor compounds, such as ITI-214, for the treatment of CNS and other disorders; and

•	advance earlier stage product candidates in our pipeline, such as ITI-333, for substance use disorders, pain and psychiatric comorbidities including depression and anxiety.

Recent developments

While we have not finalized our financial results for the fiscal year ended December 31, 2019, we expect to report that, as of December 31, 2019, we had cash, cash equivalents and investment securities of approximately $224 million. This amount is preliminary, unaudited and may change, was prepared by management and is based on the most current information available to management, and is subject to completion by management of the financial statements as of and for the year ended December 31, 2019, or the 2019 financial statements, including completion of the review procedures, final adjustments and other developments that may arise between now and the time the financial results for this period are finalized, and completion of the audit of the 2019 financial statements. As a result, there can be no assurance that our cash, cash equivalents and investment securities as of December 31, 2019 will not differ from these estimates and any such change could be material. Additional information and disclosures are required for a more complete understanding of our financial position and results of operations as of and for the year ended December 31, 2019.

In addition, to help build our commercial organization and related functions, in December 2019 we adopted our 2019 Inducement Award Plan pursuant to which we may grant equity incentive awards for up to 1,000,000 shares of our common stock to new employees.

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